                                                                       Exh 10.1

                                       AMENDED
                                         AND
                                       RESTATED
                                 EMPLOYMENT AGREEMENT

    THIS AGREEMENT, between R.J. REYNOLDS INTERNATIONAL B.V (the "Company"), and PIERRE DE LABOUCHERE ("Executive"), effective as of June 1, 1996, is an amendment and restatement of employment agreements made as of May 26, 1994, June 24, 1994, March 5, 1996 and March 18, 1996, respectively.

                                       RECITALS

    In order to induce Executive to continue to serve as President and Chief Executive Officer of the Company, the Company desires to provide Executive with compensation and other additional benefits under the conditions set forth in this Agreement.

    Executive has had continuous employment with the Company and its predecessors since September of 1980, and Executive is willing to continue employment with the Company, on the terms and conditions hereinafter set forth.

    It is therefore hereby agreed between the parties as follows:

    1.   EMPLOYMENT.

    1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as President and Chief Executive Officer of the Company. Executive's principal office shall be at the principal executive offices of the Company in Geneva, Switzerland. Executive shall perform his duties hereunder subject only to the direction and control of the Board of Directors of the Company.

    1.2 The Company shall, during the term of this Agreement, use its best efforts to insure the election and retention of Executive as President and Chief Executive Officer of the Company.

    1.3 Subject to the terms and conditions of this Agreement, Executive hereby accepts continued employment as President and Chief Executive Officer of the Company and shall devote his full working time and efforts to the best of his ability, experience and talent, to the performance of the services, duties and responsibilities in connection therewith; and agrees to continue serving as a member of the Board of Directors of the Company. Executive's authority and duties shall include the exclusive right to hire, discharge and fix the terms and conditions of employment of all employees of the Company and its subsidiaries, subject only to the approval of the Board of Directors of the Company with respect to senior level management employees. Nothing in this Agreement shall preclude the Executive from engaging, consistent with his duties and responsibilities hereunder, in charitable and community affairs, from managing his personal investments, or from serving, subject to approval of the Board of Directors of the Company, as a member of boards of directors of other companies.

    2.   TERM OF EMPLOYMENT.

    Executive's term of employment under this Agreement shall continue in accordance with the terms hereof until a termination of Executive's employment; provided, however, nothing herein obligates the Company to employ Executive for any specific term.

    3.   COMPENSATION.

    3.1 SALARY. The Company shall pay Executive a base salary ("Base Salary") and certain other allowances as set forth in Exhibit I and attachments thereto. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company and subject to the deductions set forth in Exhibit I and attachments thereto. Executive's rate of Base Salary shall be reviewed for increases by the Board of Directors of the Company at least annually, and once approved by the Board of Directors of the Company, such higher amount shall constitute Executive's Base Salary.

    3.2 ANNUAL BONUS. In addition to his Base Salary, Executive shall be entitled, while he remains employed hereunder, to receive an annual bonus under the Company's Annual Incentive Award Program, or alternative arrangement as may be implemented from time to time, ("AIAP") in effect on the date of this Agreement, as amended from time to time, a copy of which has been given to Executive, or any successor thereto ("Annual Bonus Plan"), in accordance with the terms thereof. Executive's annual bonus will be determined in accordance with the Annual Bonus Plan available to Senior Executive Officers; such Annual Bonus Plan, in any event, will provide an annual target bonus opportunity to Executive no less favorable than that set forth in Exhibit I and attachments thereto, subject to the attainment of the performance goals established from time to time under such Annual Bonus Plan. Nothing herein obligates the Company to pay Executive any specific annual bonus amount.

    3.3 COMPENSATION PLANS AND PROGRAMS. Executive shall participate in any compensation plan or program, whether annual or long term, maintained by the Company on terms no less favorable than those set forth in Exhibit I.

    4.   EMPLOYEE BENEFITS.

    4.1 EMPLOYEE BENEFIT PROGRAMS, PLANS AND PRACTICES. The Company shall insure that Executive is provided during the term of his employment hereunder with coverage under the employee benefit programs, plans and practices set forth in Exhibit I, which is subject to amendment by the Company or its affiliates from time to time.

    4.2 VACATION AND FRINGE BENEFITS. Executive shall be entitled to the number of vacation days and perquisites and fringe benefits as set forth in
Exhibit I.

    4.3 DIRECTORS AND OFFICERS LIABILITY COVERAGE. Executive shall be entitled to the same level of coverage (as determined from time to time by the Boards of Directors of the Company, and RJR Nabisco Holdings Corp. and/or RJR Nabisco, Inc. (collectively, "Holdings")) under such directors' and officers' liability insurance policies, if any, or other arrangements as are available to senior executive officers and directors of the Company and Holdings, to the fullest extent permitted by the existing By-laws of the Company and Holdings.
In any event, the Company and Holdings shall indemnify and hold Executive harmless, to the fullest extent permitted by the laws of the State of Delaware, United States of America, from and against all costs, charges and expenses (including reasonable attorneys' fees) whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of his being or having been a director or officer of the Company or any of its affiliates. This Section 4.3 shall survive the termination of the Agreement for any reason.

    4.4 GUARANTEE OF OBLIGATIONS. As long as the Company is an affiliate of Holdings or their successors, the Company shall secure and maintain the written guarantee by Holdings of the payment and performance of all the obligations of the Company under this Agreement.

    5.   TERMINATION OF EMPLOYMENT.

    5.1 TERMINATION NOT FOR CAUSE OR FOR GOOD REASON. (a) The Board of Directors of the Company may terminate Executive's employment at any time for any reason. If Executive's employment is terminated by the Company other than for Cause (as defined in Section 5.4 hereof), or if Executive terminates his employment for Good Reason (as defined in subsection 5.1(b) herein), Executive shall, subject to Section 13 herein and the execution of a letter containing a waiver and release, become entitled to receive compensation ("Compensation

Continuance") until the third anniversary (the "Compensation Period") of the date his employment terminated (or, if earlier, until his date of death), in lieu of any other severance, payable monthly at an annual rate equal to two-thirds the sum of (i) and (ii) where:

         (i)  is the Executive's annual base salary in effect during the twelve
    (12) month period prior to termination; and

         (ii) is the target award under the Annual Bonus Plan in respect of the Plan Year in which termination occurs.

In addition, Executive shall be entitled to receive during the Compensation Period under this Section 5.1(a):

         (iii) all unpaid amounts, as of the date of such termination, in respect of any bonus, for any fiscal year ending before such termination which would have been payable had Executive remained in employment until the date such amount would otherwise have been paid and, with respect to the fiscal year in which such termination occurs, an amount equal to the target annual bonus for such year (determined without regard to the performance required thereunder), multiplied by a fraction, the numerator of which is the number of days of the fiscal year prior to termination and the denominator of which is 365;

         (iv) any payment deferred by Executive, together with any applicable interest or other accruals thereon:

         (v) full coverage under the Company's and Holdings' employee benefit programs, plans and practices described in Section 4.1 hereof for the Compensation Period, or the Company or Holdings will provide for equivalent coverage (on an equivalent tax basis); provided, however, that if Executive is provided with benefit plan or executive perquisite program coverage other than retirement plan coverage by an unaffiliated successor employer, any such coverage by the Company or Holdings shall be reduced, with respect to amounts payable hereunder, by the benefits actually provided to Executive under any similar plan or coverage by any unaffiliated successor employer; and

         (vi) such rights to payments under applicable plans or programs as may be appropriate to the terms of such plans or programs.

         (vii) outplacement counseling services at Company expense; provided, however, this expense shall not exceed 18% of the amount of Compensation Continuance for any calendar year. This counseling shall include, but is not limited to, skill assessment, job market analysis, resume preparation, interviewing skills, job search techniques and negotiating.

If, subsequent to a termination of employment under this Section 5.1(a), Executive shall die or suffer Permanent Disability (as hereinafter defined), such death or Permanent Disability shall not diminish the rights of Executive or his beneficiaries to the payments and benefits applicable to Executive or his beneficiaries under this Section 5.1(a) less any amounts as may be paid to Executive under 5.2.

    (b) For purposes of this Agreement, "Good Reason" shall mean any of the following:
         (i) Executive's base salary from the Company and targeted awards under Holdings' Long-Term Incentive Plan and the Company's Annual Incentive Award Plan (or successors thereto) is at any time reduced without the Executive's consent; provided, however, nothing herein shall be construed to guarantee the Executive's target award if performance is below target; or

         (ii) Under the current corporate structure that exists between the Company and its current affiliates, and if, and only if, prior to the event contemplated in 5.1(b)(iii) herein, Executive's Grade Level is reduced below Grade Level "A" without the Executive's consent; or

         (iii) After a new business combination of the Company with an entity not currently affiliated with the Company, Executive is not in one of the top two positions of executive authority of such new business combination; or

         (iv) Executive, without his consent, is at any time required as a condition of continued employment with the Company to relocate a distance equal to or greater than 56 kilometers; or

         (v) A breach by the Company of any material provision of this Agreement.

    Unless the Executive provides written notification of his non-consent to the Company to any of the events in (i), (ii), (iii) or (iv) above within 30 days after the occurrence of such events, the Executive shall be deemed to have consented to the occurrence of such event or events and no "Good Reason" shall continue to exist. If the Executive provides written notice of his non-consent to any of the events in (i), (ii), (iii) or (iv) above within 30 days after the occurrence of such events, he shall be deemed to have terminated his employment for Good Reason thirty (30) days after receipt of such written notice by the Company.

    (c) In the event of Executive's promotion with his consent, no "Good Reason" under Section 5.1(b) shall be deemed to have occurred, and the parties to this Agreement agree to amend and restate the Agreement to reflect the change in status resulting from the promotion. If, however, Executive refuses a promotion, the provisions of Section 5.1(b) shall continue to be applicable.

    (d) In the event of a Change of Control of RJR Nabisco Holdings Corp. (as such Change of Control is defined in the RJR Nabisco Holdings Corp. 1990 Long-Term Incentive Plan), the following shall occur:

    (i) The Company shall hold Executive harmless from any golden parachute tax imposed by any taxing authority as a result of any of the payments made from the Company. In the event that it is determined that any payment or distribution by the Company to or for Executive (a "Payment") would be subject to the excise tax imposed by Section 4999 of the United States Internal Revenue Code, or similar law of any other country, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive from the Company an additional payment ("Excise Tax Adjustment Payment") in an amount such that after payment by Executive of all applicable taxes (computed at the maximum marginal rates and including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Excise Tax Adjustment Payment, Executive retains an amount of the Excise Tax Adjustment Payment equal to the Excise Tax imposed upon the Payments. Executive agrees to cooperate fully with the Company in any protester appeal by the Company in the event of the imposition of golden parachute tax.

   (ii) If Executive is terminated without Cause following a Change of Control, the Company shall pay to Executive as incurred all legal and accounting fees and expenses incurred by Executive as a result of such termination (including all such fees and expenses, if any, in seeking to obtain or enforce any right or benefit provided by any compensation-related plan, agreement or arrangement of the Company) unless Executive's claim is found by an arbitral tribunal of competent jurisdiction to have been frivolous.

   (iii) During the twenty-four month period following a Change of Control, Executive shall be entitled to terminate Executive's employment for Good Reason and receive the severance arrangements under Executive's contractual arrangements with the Company as if Executive had been terminated by the Company without Cause. For purposes of this Agreement, "Good Reason" shall mean, without Executive's express written consent, any of the following occurring following a Change of
         Control:

              (A) A material reduction in your duties, a material diminution in your position or a material adverse change in Executive's reporting relationship from those in effect immediately prior to the Change of Control;

              (B) A reduction in Executive's pay, grade or bonus opportunity as in effect immediately prior to the Change of Control or as the same may thereafter be increased from time to time during the term of this Agreement;

              (C) The failure to continue in effect any compensation plan in which Executive participates at the time of the Change of Control, including but not limited to Holdings' Long Term Incentive Plan ("LTIP") and the Company's Annual Incentive Award Plan (the "AIAP"), or any substitute plans adopted prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan providing Executive with substantially similar benefits) has been made with respect to such plan in connection with the Change of Control, or the failure to continue Executive's participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants, as existed at the time of the Change of Control;

              (D) The taking of any action which would directly or indirectly materially reduce any of the benefits to be provided under the Retirement or Savings Plans of the Company and Holdings (unless such reduction is required by law) or deprive Executive of any material fringe benefit enjoyed by Executive at the time of the Change of Control, or the failure to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of the Company's practice with respect to Executive as in effect at the time of the Change of Control;

              (E) Any purported termination of Executive's employment which is not effected pursuant to a written notice of termination given to Executive not less than thirty (30) or more than sixty (60) days prior to the date of termination; provided further that for purposes of this Agreement, no such purported termination shall be effective;

              (F) Any material breach by the Company of any provision of this Agreement or any other of Executive's contractual arrangements with the Company or Holdings; or

              (G) Requiring Executive to be based at any office or location more than 56 kilometers from the office or location at which Executive was based immediately prior to such Change of Control, except for travel reasonably required in the performance of Executive's responsibilities.

   5.2 PERMANENT DISABILITY. The event of the Executive becoming eligible for benefits under the Company's Long Term Disability Plan is not a termination under Section 5.1(a) entitling Executive to Compensation Continuance under this Agreement. If, however, Executive becomes eligible for benefits under the Company's Long Term Disability Plan during his Compensation Period, the amount of Compensation Continuance shall be reduced during the Compensation Period by the amount of disability benefits payable to the Executive. All other provisions of this Agreement shall remain in effect notwithstanding the Executive's disability.

   5.3 DEATH. In the event of Executive's death while actively employed, the Company's obligations under this Agreement shall cease except for the obligations under any program of the Company or Holdings' providing for a death benefit. In the event of Executive's death subsequent to commencement of his Compensation Period hereunder, the balance of Compensation Continuance will be paid to his beneficiary in a lump sum. "Beneficiary" in the absence of a designation under Section 14 herein shall mean the Executive's designated beneficiary under his Executive Program life insurance.

   5.4 VOLUNTARY RESIGNATION; DISCHARGE FOR CAUSE. If Executive resigns voluntarily, other than for Good Reason or Permanent Disability, or the Company terminates the employment of Executive at any time for Cause, the Company's obligations under this Agreement to make any further payments to Executive, including, but not limited to, the benefits under Section 3 or Section 5.1(a), shall thereupon cease and terminate except with respect to any previously deferred amounts, or accrued but unpaid salary; provided, however, that if Executive resigns voluntarily, other than for Good Reason or Permanent Disability, he shall give the Company not less than three (3) months notice thereof, unless the Company consents to a shorter notice period. Termination for "Cause" shall arise where termination results from (a) criminal dishonesty under the laws of Switzerland, (b) deliberate and continual refusal to perform employment duties on substantially a full-time basis, (c) deliberate and continual refusal to act in accordance with any specific lawful instructions of a majority of the Board of Directors of the Company or (d) deliberate misconduct which could be materially damaging to the Company without reasonable good faith belief by the Executive that such conduct was in the best interests of the Company.

   6. STOCK ARRANGEMENTS. Awards under the LTIP shall be governed by the requirements of the individual grant agreements and the LTIP, including such requirements in the event of a Change of Control. Nothing herein obligates the Company or Holdings to grant Executive any specific awards under the LTIP.

   7. EXPENSES. Upon submission of proper vouchers therefor, the Company will pay or reimburse Executive for all transportation, hotel and living expenses incurred by Executive on business trips outside Geneva, and for all other business and entertainment expenses reasonably incurred by him in connection with the business of the Company and its Affiliates during the term of his employment hereunder, at a standard commensurate with chief executive officers of the Company and its significant subsidiaries.

   8. LEGAL FEES. The Company shall reimburse Executive for reasonable legal fees incurred in connection with executing this Agreement, and shall pay all reasonable legal fees and expenses which Executive may incur in respect of obtaining any compensation or other benefits to which he is entitled under this Agreement.

   9. NOTICES. All notices or communications hereunder shall be in writing, addressed as follows:
                                          10

   To the Company:

         Peter Van Every
         c/o R.J. Reynolds International B.V.
         14 Chemin Rieu
         CH-1211, Geneva 17
         Switzerland


   To Executive:
         Pierre de Labouchere
         c/o R.J. Reynolds International B.V.
         14 Chemin Rieu
         CH-1211, Geneva 17
         Switzerland

Any such notice or communication shall be sent registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and three days after the actual date of mailing shall be deemed the time at which notice was given.

   10. LIMITED WAIVER/SEPARABILITY. The waiver by the Company of a violation by Executive of any of the provisions of this Agreement, whether expressed or implied, shall not operate or be construed as a waiver of any subsequent violation of any such provision. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

   11. NO ASSIGNMENT. Except for actions taken providing for the distribution of property at the time of Executive's death, no right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or set off by Executive in respect of any claim, debt or obligation, or similar process.

   12. AMENDMENT. The Agreement may be amended at any time only by mutual written agreement of the parties hereto.

   13. NON-COMPETITION; NON-DISCLOSURE OF CONFIDENTIAL INFORMATION; COMMITMENT TO PROVIDE ASSISTANCE.

   13.1 NON-COMPETITION. During the period commencing on the date of Executive's employment with the Company and ending three years after Executive's date of termination for any reason from the Company, or any of its affiliates, Executive covenants and agrees that (A) Executive will not directly or indirectly (whether as owner, partner, consultant, employee, or otherwise), engage in any of the "major businesses" in which the Company, or any of its affiliates are engaged and (B) Executive will not, on Executive's own behalf or on behalf of any person, firm or company, directly or indirectly for a period of 12 months following Executive's termination, offer employment to any person who was, at the time of Executive's termination, employed by the Company, or any of its affiliates. "Major businesses" for this purpose are the major business segments of the Company, or any of its affiliates dealing in the manufacture, distribution, sale or marketing of tobacco and smoking products. Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction, such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

   13.2 NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Executive will not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership or corporation or other entity any confidential information pertaining to the businesses of the Company, or any of its affiliates, except (A) while employed by the Company in the business of and for the benefit of the Company or (B) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Agreement, "Confidential Information" shall mean non-public information concerning the Company or any of its affiliate companies' data, strategic business plans, product development data (or other proprietary product data) customer lists, marketing plans and other proprietary information, except for specific items which have become publicly available information (other than such items which Executive knows have become publicly available through a breach of fiduciary duty or any confidentiality agreement).

   13.3 COMMITMENT TO PROVIDE ASSISTANCE. A) Executive will personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company. B) Executive will promptly notify the Company if Executive receives any requests from anyone other than an employee or agent of the Company for information regarding the Company which could reasonably be construed as being proprietary, non-public or confidential or if Executive becomes aware of any potential claim or proposed litigation against the Company.
C) Executive will refrain from providing any information related to any claim or potential litigation against the Company to any non-Company representatives without either the Company's written permission or being required to provide information pursuant to legal process. D) If required by law to provide sworn testimony regarding any Company-related matter, Executive will consult with and have Company-designated legal counsel present for such testimony. The Company will be responsible for the costs of such designated counsel and Executive will bear no cost for same. E) If Executive is required by law to provide sworn testimony regarding any Company-related matter and if Executive requires legal counsel to represent and protect Executive's interests (in addition to the Company-designated legal counsel provided for under subparagraph (D) herein), the Company will reimburse Executive for any legal expenses (including, but not limited to, the costs of any attorney reasonably acceptable to Executive and the Company, which acceptance by the Company shall not be unreasonably withheld) and other out-of-pocket expenses Executive may incur in relation to such testimony.
F) Executive will cooperate with the Company's attorneys to assist their efforts, especially on matters Executive has been privy to, holding all privileged attorney-client matters in strictest confidence unless ordered to do otherwise by a court of competent jurisdiction or a committee of a legislature with authority over the Company or any of its affiliates. Executive understands that Executive will be reimbursed for travel, food, lodging or similar out-of-pocket expenses incurred at the Company's request in discharging any of Executive's obligations under this Agreement.

   13.4 REMEDIES FOR VIOLATION. In the event that Executive materially violates the terms and conditions of 13.1, 13.2 or 13.3, the Company may at its election upon ten (10) days notice, terminate the Compensation Period, discontinue cash compensation payments and employee benefit coverage, and cancel any outstanding Long Term Incentive Plan Awards; provided, however, the Company shall not cancel or suspend any tax qualified retirement benefits. The Company may also initiate any form of legal action it may deem appropriate including seeking damages or injunctive relief with respect to material violations of Sections 13.1, 13.2 or 13.3. Executive and the Company agree that in any action brought as a result of the terms of this

Agreement, neither party shall make a demand for a jury trial, and as needed, shall join the other party in a stipulation to a non-jury trial.


   14. BENEFICIARIES/REFERENCES. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

   15. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section are in addition to the survivorship provisions of any other section of this Agreement.

   16. GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Switzerland.

   17. WITHHOLDING & TAXES. The Company shall be entitled to withhold from payment any amount of withholding required by law.

   18.   ENTIRE AGREEMENT.

   (a) This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby. Except as otherwise provided herein, this Agreement supersedes and replaces any prior agreement with respect to employment, compensation continuation and the matters contained in this Agreement which the Executive may have had with the Company or any of its affiliates.

   (b) This Agreement shall be binding upon and inure to the benefit of the Executive, the Company or any of its affiliates, and any successor organization or organizations which shall succeed to substantially all of the business and property of the Company, whether by means of merger, consolidation, acquisition of substantially all of the assets of the Company or otherwise, including by operation of law.

   (c) Unless otherwise stated herein, no benefit or promise hereunder shall be secured by any specific assets of the Company. Unless otherwise stated herein, the Executive shall have only the rights of an unsecured general creditor of the Company in seeking satisfaction of such benefits or promises.

   19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

   20. PARAGRAPH HEADINGS. Paragraph headings are inserted for convenience only and do not constitute a part and shall not affect the interpretation of this Agreement.

   IN WITNESS WHEREOF, the parties have executed this restated Agreement as of June 1, 1996.


                        R.J. REYNOLDS INTERNATIONAL B.V.

                        By:
                           ---------------------------------
                        Title:


                        ------------------------------------
                        Executive